Exhibit 23.1

Independent Auditor’s Consent

As independent auditors, we hereby consent to the incorporation by reference of our report, dated February 18, 2003, which includes an emphasis paragraph relating to uncertainty as to the Company’s ability to continue as a going concern, relating to the financial statements of Commonwealth Biotechnologies, Inc. for the year ended December 31, 2002, included in the 2002 Annual Report to Shareholders and incorporated by reference into the Annual Report on Form 10-KSB, into the Company’s previously filed Form S-8 Registration Statement, File No. 333-51074, and Form S-3 Registration Statement No. 333-51078.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

March 30, 2004